UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
___________________________________________

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
PHREESIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Phreesia, Inc.
434 Fayetteville Street, Suite 1400
Raleigh, NC 27601
May 25, 2021

NOTICE OF FISCAL 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 8, 2021

Dear Phreesia Stockholder:
We are pleased to invite you to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Phreesia, Inc. (“Phreesia”) to be held on July 8, 2021 at 9:00 a.m. Eastern Time, virtually, via a live audio webcast on the Internet at www.virtualshareholdermeeting.com/PHR2021. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/PHR2021, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number on your proxy card to attend the Annual Meeting.
We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.    To elect two Class II directors to serve until the fiscal 2024 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;
2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022;
3.    To approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement;
4.    To indicate, on a non-binding, advisory basis, the preferred frequency of future stockholder non-binding, advisory votes on the compensation of our named executive officers; and
5.    To transact any other business that properly comes before the Annual Meeting (including any adjournments, continuations and postponements thereof).
Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of KPMG LLP as our independent public accounting firm as described in Proposal Two, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in Proposal Three, and “ONE YEAR” as the preferred frequency for future stockholder non-binding, advisory votes on the compensation of our named executive officers as described in Proposal Four.
We have elected to provide access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies.
On or about May 25, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 (the “2021 Annual Report”). The

Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2021 Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.
Only stockholders of record at the close of business on May 11, 2021 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.
Your vote is important. Whether or not you plan to attend the Annual Meeting online, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system. If you attend the Annual Meeting online, you may vote during the meeting even if you have previously returned a proxy.
Thank you for your ongoing support of and continued interest in Phreesia.
Sincerely,

Chaim Indig
Chief Executive Officer

Phreesia, Inc.
434 Fayetteville Street, Suite 1400
Raleigh, NC 27601

PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 8, 2021

PROCEDURAL MATTERS
Our board of directors (the “Board”) solicits your proxy on our behalf for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our Annual Meeting (this “Proxy Statement”) and the accompanying notice of Annual Meeting. The Annual Meeting will be held on July 8, 2021 at 9:00 a.m. Eastern Time, virtually, via a live audio webcast on the Internet at www.virtualshareholdermeeting.com/PHR2021. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/PHR2021, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number on your proxy card to attend the Annual Meeting.
On or about May 25, 2021, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2021 Annual Report on Form 10-K for the fiscal year ended January 31, 2021 (“2021 Annual Report”). If you held shares of our common stock on May 11, 2021 you are invited to attend the meeting at www.virtualshareholdermeeting.com/PHR2021 and vote on the proposals described in this Proxy Statement.
In this Proxy Statement, the terms “Phreesia,” “the Company,” “we,” “us” and “our” refer to Phreesia, Inc. The mailing address of our principal executive offices is Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601.

What matters are being voted on at the Annual Meeting?
You will be voting on:
•The election of two Class II directors to serve until the fiscal 2024 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;
•A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022;
•A proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement;
•A proposal to indicate, on a non-binding, advisory basis, the preferred frequency of future stockholder non-binding, advisory votes on the compensation of our named executive officers; and
•Any other business as may properly come before the Annual Meeting.

How does the Board recommend I vote on these proposals?
Our Board recommends a vote:
•“FOR” the election of Cheryl Pegus, M.D., M.P.H. and Lainie Goldstein as Class II directors;
•“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022;
•“FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement; and
•“ONE YEAR” as the preferred frequency for future non-binding, advisory stockholder votes on the compensation of our named executive officers.

Who is entitled to vote?
Holders of our common stock as of the close of business on May 11, 2021, the record date for the Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 50,341,114 shares of our common stock outstanding. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of common stock is entitled to one vote on each proposal.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in "street name," and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this Proxy Statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

What do I need to be able to attend the Annual Meeting online?	We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/PHR2021. The webcast will start at 9:00 a.m. Eastern Time on July 8, 2021. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your Notice or proxy card (if you received a printed copy of the proxy materials). Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

How many votes are needed for approval of each proposal?
Proposal One: The election of directors requires a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors.
Proposal Two: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022 requires the affirmative vote of a majority of the votes properly cast.
Proposal Three: The approval of the compensation of our named executive officers requires the affirmative vote of a majority of the votes properly cast. Because this proposal is a non-binding, advisory vote, the result will not be binding on our Board, our compensation committee, or us. Our Board and our compensation committee will consider the outcome of the vote when determining the compensation of our named executive officers.
Proposal Four: The frequency receiving the highest number of votes from the voting power of shares of our common stock present in person or by proxy and entitled to vote will be considered the frequency preferred by the stockholders. Because this proposal is a non-binding, advisory vote, the result will not be binding on our Board, our compensation committee, or us. Our Board and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders future non-binding, advisory votes to approve the compensation of our named executive officers.

What is the quorum requirement?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of the issued and outstanding shares of our common stock entitled to vote on the Record Date will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?
If you are a stockholder of record, there are four ways to vote:
(1) By Internet (Before the Annual Meeting): You may vote over the Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on July 7, 2021. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);
(2) By Telephone: You may vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on July 7, 2021. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials);
(3) By Mail: If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it promptly in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting; or
(4) By Internet (During the Annual Meeting): You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/PHR2021. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials). If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.
If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by Internet, telephone or mail. Street name stockholders may not vote via the Internet at the Annual Meeting unless they receive a legal proxy from their respective brokers, banks or other nominees.

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•notifying our Corporate Secretary, in writing, at Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601 before the vote is counted;
•voting again using the telephone or Internet before 11:59 p.m. Eastern Time on July 7, 2021 (your latest telephone or Internet proxy is the one that will be counted); or
•attending the Annual Meeting online and voting virtually during the meeting. Simply logging into the Annual Meeting online will not, by itself, revoke your proxy.
If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or nominee.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board. Allison Hoffman and Randy Rasmussen have been designated as proxy holders by our Board. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is the effect of abstentions and broker non-votes?
Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on Proposal Two (the ratification and appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022), Proposal Three (the non-binding advisory vote on the compensation of our named executive officers) or Proposal Four (the non-binding, advisory vote on the preferred frequency of future stockholder non-binding, advisory votes on the compensation of our named executive officers).
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2022. Absent direction from you, your broker will not have discretion to vote on Proposal One (election of directors), Proposal Three (non-binding advisory vote on the compensation of our named executive directors) or Proposal Four (non-binding, advisory vote on the preferred frequency of future stockholder non-binding, advisory votes on the compensation of our named executive officers), which are “non-routine” matters. For “non-routine” matters, broker non-votes are not considered to have been voted “For” or “Against” a particular proposal, and therefore will have no effect on Proposals One, Three or Four.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2021 Annual Report, primarily via the Internet. On or about May 25, 2021, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and 2021 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

How are proxies solicited for the Annual Meeting?
Our Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which is permitted by SEC rules. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at proxy@phreesia.com or:
Phreesia, Inc.
Attention: Investor Relations and Legal Department
434 Fayetteville Street, Suite 1400
Raleigh, NC 27601
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2022 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than January 25, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Phreesia, Inc.
Attention: Investor Relations and Legal Department
434 Fayetteville Street, Suite 1400
Raleigh, NC 27601
with a copy via email: proxy@phreesia.com
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our second amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our second amended and restated bylaws. To be timely for the 2022 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than the close of business on March 10, 2022; and
•not later than the close of business on April 9, 2022.
In the event that we hold the 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not later than the close of business on the later of the 90th day prior to the scheduled date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates
Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Corporate Secretary at 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601, with a copy via email to proxy@phreesia.com. For additional information regarding stockholder recommendations for director candidates, see the section titled “Corporate Governance—Stockholder Recommendations and Nominations to the Board.”
In addition, our second amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our second amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our second amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our second amended and restated bylaws is available via the SEC’s website at http://www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Why is this Annual Meeting being held virtually?
The Annual Meeting will be held entirely online this year. We are excited to have embraced the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and our Company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation because stockholders can participate from any location around the world.
You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/PHR2021. You will also be able to vote your shares electronically prior to or during the Annual Meeting.

Who pays for the cost of this proxy solicitation?
We pay the entire cost of preparing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Number of Directors; Board Structure
Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class II directors expires at the Annual Meeting. The term of the Class III directors expires at the 2022 annual meeting and the term of the Class I directors expires at the 2023 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office, subject to their earlier resignation or removal.
Nominees
Our Board has nominated Cheryl Pegus, M.D., M.P.H. and Lainie Goldstein for re-election as Class II directors to hold office until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class II director and member of our Board and has consented to serve if elected.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our Board. Our Board may fill such vacancy at a later date or reduce the size of our Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Vote Required
The election of directors requires a plurality of the voting power of the shares of our common stock be present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
The biographies of each of the nominees and continuing directors above contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Finally, we value our directors' experience in relevant areas of business management and on other boards of directors and Board committees.

Directors
The following table sets forth information regarding our directors, including their ages, as of May 25, 2021:

	Class	Age	Position(s)	Current Term Expires	Expiration of Term For Which Nominated
Employee Director:
Chaim Indig	I	42	Chief Executive Officer, Director	2023	N/A
Non-Employee Directors:
Michael Weintraub(2)(3)	I	62	Chair, Director	2023	N/A
Edward Cahill(2)	I	68	Director	2023	N/A
Lainie Goldstein(1)	II	53	Director	2021	2024
Cheryl Pegus, M.D., M.P.H.(3)	II	57	Director	2021	2024
Mark Smith, M.D.(1)(3)	III	69	Director	2022	N/A
Gillian Munson(1)(2)	III	50	Director	2022	N/A
_______________________
(1) Member of the audit committee.
(2) Member of the compensation committee.
(3) Member of the nominating and corporate governance committee.
Information Concerning Director Nominees
Cheryl Pegus, M.D., M.P.H. has served as a member of our Board since May 2019. Dr. Pegus currently serves as Executive Vice President of Health and Wellness of Walmart Inc., a position she has held since December 2020. Previously, Dr. Pegus was Chief Medical Officer and Senior Vice President of Health Care Services for Cambia Health Solutions, Inc. from 2018 to 2020, President of Caluent LLC, a health care data analytics company, from 2013 to 2018 and a Clinical Professor of Medicine and Population Health at NYU Langone Medical Center from 2014 to 2017. Prior to that, Dr. Pegus served as the first Chief Medical Officer of Walgreen Co.’s health care services, product launches and data analytics unit, from 2010 to 2013. Dr. Pegus currently serves on the Board of the Association of Black Cardiologists and Dr. Pegus served as a board member of Tactile Systems Technology, Inc. from 2017 to 2020 and US Acute Care Solutions, LLC from 2016 to 2020. Dr. Pegus earned her B.A. from Brandeis University in Waltham, Massachusetts, her M.D. from Weill Cornell Medical College in New York, New York and her Master’s in Public Health from Columbia University Mailman School of Public Health in New York, New York. We believe Dr. Pegus’ experience as a physician and her background in the healthcare industry make her qualified to serve on our Board.
Lainie Goldstein has served as a member of our Board since July 2020. Ms. Goldstein serves as Chief Financial Officer of Take-Two Interactive Software, Inc., a leading global interactive entertainment company, a position she has held since June 2007. Ms. Goldstein is a CPA with financial and business experience in the software, entertainment, retail and apparel industries, with proven success in managing the finance function of publicly traded companies. Prior to joining Take-Two, Ms. Goldstein held a number of positions of increasing responsibility with Nautica Enterprises, most recently serving as Vice President, Finance and Business Development. Earlier in her career, she held positions in the audit and reorganization departments at Grant Thornton LLP. Ms. Goldstein holds a BSBA in Accounting from The American University in Washington, D.C. We believe Ms. Goldstein’s extensive public company leadership, business and financial expertise across a broad range of industries make her qualified to serve on our Board.
Information Concerning Continuing Directors
Chaim Indig has served as our Chief Executive Officer and as a member of our Board since inception in January 2005. Prior to co-founding Phreesia, Mr. Indig led the successful introduction of the analytics software company, Spotfire, Inc., into the pharmaceutical marketing space. Mr. Indig was a finalist for Ernst & Young’s “Entrepreneur of the Year” Award in 2011 and was featured in the Stanford Social Innovation Review as a healthcare innovator. We believe that Mr. Indig’s extensive knowledge and experience in all aspects of our business and his extensive experience in the healthcare technology industry make him qualified to serve on our Board.
Michael Weintraub has served as Founding Chair and as a member of our Board since January 2005. Mr. Weintraub serves as Co-Founder and Managing Partner of Ardan Equity, a healthcare enterprise software private equity firm, since April 2019. Previously, Mr. Weintraub served as Managing Partner of Optum Venture Management LLC, a company focused on digital health innovation, from 2017 to 2018. Mr. Weintraub was Co-Founder and Chief Executive Officer of Humedica, Inc., a population health management and big data company, from 2008 until 2013. After Humedica, Inc. was acquired by UnitedHealth Group, or UHG, in 2013, Mr. Weintraub served as President and Chief Executive Officer of Optum Analytics, UHG, from 2013 until 2017. Prior to launching Humedica, Inc., Mr. Weintraub served as Senior Managing Director at Leerink Partners LLC, a healthcare investment bank. Mr. Weintraub also served as Chief Executive Officer of PharMetrics, Inc. from 2001 until 2005, a healthcare informatics company, which was acquired by IMS Health, Inc., now IQVIA Holdings Inc., in 2005. Mr. Weintraub currently serves as chairman of the board of directors of BroadReach Healthcare, LLC, a global healthcare company, Holmusk Ltd, and Corrona, LLC, as a member of the board of directors of Oncology Analytics, Newfire, LLC, Panalgo, and The College Diabetes Network, and as an advisory board member of the Innovation and Digital Health Accelerator at Boston Children’s Hospital. Mr. Weintraub also focuses on healthcare innovation as an Entrepreneur in Residence at Harvard Business School. Mr. Weintraub received his bachelor’s degree in Economics from Brandeis University in Boston, Massachusetts and an M.B.A. from Harvard Business School in Boston, Massachusetts. We believe that Mr. Weintraub’s experience as an executive in the healthcare industry, as a director for a number of healthcare and data analytics companies, and his knowledge of the healthcare technology industry make him qualified to serve on our Board.
Edward Cahill has served as a member of our Board since October 2007. Mr. Cahill serves as Managing Partner at HLM Venture Partners, which invests in emerging healthcare, business services, and technology companies, a position he has held since May 2000. From June 1995 until May 2000, Mr. Cahill was a Founding Partner of Cahill, Warnock & Company (now Camden Partners Holding, LLC), a Baltimore private equity firm. Prior to that, Mr. Cahill was a Managing Director of Alex, Brown & Sons, Inc., where he headed the firm’s Healthcare Group from 1986 through 1995. Mr. Cahill serves as a member of the board of directors of Tandem Diabetes Care, Inc., Carevive Systems, Inc., Binary Fountain Inc. and Persivia Inc., and serves as emeritus trustee of Johns Hopkins Medicine, Johns Hopkins Health System, and trustee at Mercy Health Services. Mr. Cahill previously served as a member of the board of directors of many public and privately held companies including but not limited to Covetrus, Inc., Masimo Corp., Centene Corp., and TyRx, Inc. Mr. Cahill holds a B.A. from Williams College in Williamstown, Massachusetts, and a Master of Public and Private Management degree from Yale University in New Haven, Connecticut. We believe that Mr. Cahill’s experience in serving on the board of directors of numerous public and private companies and his investment experience with healthcare companies make him qualified to serve on our Board.
Mark Smith, M.D., M.B.A. has served as a member of our Board since October 2018. Dr. Smith is currently Professor of Clinical Medicine at the University of California at San Francisco. From 2015 to 2019 he served as co-chair of the Guiding Committee of the Health Care Payment Learning and Action Network. Previously, Dr. Smith was the founding President and former Chief Executive Officer of the California Healthcare Foundation, Inc., a philanthropic organization focused on improving the health of individuals, from 1996 to 2013. Dr. Smith serves as a member of the board of directors of Jazz Pharmaceuticals, Teladoc Health, Inc., the Commonwealth Fund, the Institute for Healthcare Improvement and Prealize. Dr. Smith earned his B.A. degree in Afro-American Studies from Harvard College in Cambridge, Massachusetts, his M.D. from University of North Carolina in Chapel Hill, North Carolina, and his M.B.A. in Healthcare Administration from the University of Pennsylvania in Philadelphia,

Pennsylvania. We believe that Dr. Smith’s experience as a physician and his background in health policy and the healthcare industry make him qualified to serve on our Board.
Gillian Munson has served as a member of our Board since May 2019. Ms. Munson currently serves as Chief Financial Officer of Iora Health, Inc., a high growth healthcare company transforming primary care, since January 2021. Ms. Munson previously served as a Partner at Union Square Ventures and was responsible for firm operations as well as investments from 2019 until 2020. Prior to that, she served as Chief Financial Officer, Treasurer and Secretary of XO Group Inc., the parent company of The Knot Inc., from 2013 until 2019. Ms. Munson also held previous roles of Vice President, Business Development at Symbol Technologies, LLC, Executive Director and Senior Equity Analyst at Morgan Stanley and Equity Research Associate at Hambrecht & Quist. She currently serves on the board of directors of Sweet Briar College, Duolingo, Inc., and The St. Regis Foundation and previously served on the board of directors of Monster Worldwide, Inc. Ms. Munson earned her B.A. in Political Science and Economics from The Colorado College in Colorado Springs, Colorado. We believe that Ms. Munson’s public company leadership positions as an officer and as a board member, as well as her investment and equity research experience in the technology industry, make her qualified to serve on our Board.

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is elected by our stockholders. Our Board currently consists of seven directors, all of whom, other than Mr. Indig, qualify as “independent” under the listing standards of the New York Stock Exchange (“NYSE”).
Director Independence
Our common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company's board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Mr. Weintraub, Mr. Cahill, Ms. Goldstein, Ms. Munson, Dr. Pegus and Dr. Smith do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, the association of our directors with the holders of more than 5% of our common stock, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions,” if applicable.
Board Leadership Structure
The positions of Chief Executive Officer and Chair of our Board are separated. Michael Weintraub serves as the Chair of our Board, presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our Board. Chaim Indig, our Chief Executive, sets the overall strategic strategy of the Company and oversees our day-to-day business. Our Board believes that separating these roles is appropriate as it allows us to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Our Board believes that separating these positions allows our Chief Executive Officer to focus on setting the overall strategic direction of the Company, expanding the organization to deliver on our strategy and overseeing our day-to-day business, while allowing the Chair of the Board to lead the Board in its fundamental role of providing strategic advice to and independent oversight of management.
Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chair, particularly as the Board’s oversight responsibilities continue to grow. Although our second amended and restated bylaws and corporate governance guidelines do not require that our Chair and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Board’s Role in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and evaluates our Board and committees' composition. Our compensation committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a materially adverse effect on us.
Risks Related to Compensation Policies and Practices
When determining our compensation policies and practices, the Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short and long-term incentives and fixed and variable amounts; our variable compensation provides enhanced incentives for executives to outperform and strong disincentives for executives to underperform against our Company goals and is based on a balanced mix of Company performance criteria; and the Board and Compensation Committee have the authority to adjust variable compensation as appropriate.
Anti-Hedging and Anti-Pledging Policies
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy prohibits all directors, executive officers and their most senior direct reports, and employees in the Company’s finance and legal departments, from engaging in derivative securities transactions, including hedging, with respect to Company securities and from pledging Company securities as collateral, or holding Company securities in a margin account.
Board Meetings and Committees
Our Board may establish the authorized number of directors from time to time by resolution. Our Board currently consists of seven members.
During our fiscal year ended January 31, 2021, our Board held ten meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Under our Corporate Governance Guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of our Board and all meetings of the committees on which they serve.
Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our

Board is described below. Members serve on these committees until their resignation or until as otherwise determined by our Board. All of our then-serving directors attended our 2020 annual meeting.
Audit Committee
Our audit committee currently consists of Ms. Munson, Ms. Goldstein and Dr. Smith, with Ms. Munson serving as Chairperson. Mr. Perricelli also served on the audit committee from July 2019 until his resignation from our Board on July 15, 2020. Ms. Goldstein joined the audit committee on July 20, 2020. Each member of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our board has determined that Ms. Munson and Ms. Goldstein are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee’s responsibilities include, among other things:
1.    appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
2.    pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
3.    reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
4.    reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
5.    coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
6.    establishing policies and procedures for the receipt, retention and treatment of accounting-related complaints and concerns;
7.    recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included on our Annual Report on Form 10-K;
8.    monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
9.    preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
10.    reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
11.    reviewing quarterly earnings releases of information to be disclosed and the types of presentation to be made.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at https://ir.phreesia.com/about-us/governance-documents/default.aspx.
Our audit committee held eight meetings during the fiscal year ended January 31, 2021.
Compensation Committee
Our compensation committee consists of Mr. Weintraub, Mr. Cahill and Ms. Munson, with Mr. Weintraub serving as Chairperson. Mr. Perricelli also served on the compensation committee from July 2019 until his resignation from our Board on July 15, 2020. Ms. Munson joined the compensation committee on July 20, 2020. Each member of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee’s responsibilities include, among other things:
1.    annually reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
2.    evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives, and, based on such evaluation: (i) determining cash compensation of our Chief Executive Officer and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;
3.    reviewing and determining (i) the cash compensation of our other executive officers and (ii) grants and awards to our other executive officers under equity-based plans;
4.    reviewing and establishing our overall management compensation philosophy and policy;
5.    overseeing and administering our compensation and similar plans, including reviewing and approving grants and awards under equity-based plans;
6.    evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NYSE rules;
7.    reviewing and approving our policies and procedures for the grant of equity-based awards;
8.    reviewing and recommending to the board of directors the compensation of our directors;
9.    preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and
10.    reviewing and approving the retention, termination or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. Pursuant to its charter, the compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members to carry out its responsibilities. A copy of the charter of our compensation committee is available on our website at https://ir.phreesia.com/about-us/governance-documents/default.aspx.
Our compensation committee held ten meetings during the fiscal year ended January 31, 2021.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Drs. Smith and Pegus and Mr. Weintraub, with Dr. Smith serving as Chairperson. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee’s responsibilities include, among other things:
1.    recommending to the Board criteria for Board and committee membership;
2.    establishing procedures for identifying and evaluating Board and director candidates, including nominees recommended by stockholders;
3.    identifying individuals qualified to become members of the Board;
4.    recommending to the Board the persons to be nominated as directors and to each of the Board’s committees;

5.    developing and recommending to the Board a code of business conduct and ethics and a set of corporate governance guidelines and periodically reviewing and reassessing the adequacy of the code of conduct and business ethics and the corporate governance guidelines; and
6.    overseeing the evaluation of our Board and management.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at https://ir.phreesia.com/about-us/governance-documents/default.aspx.
Our nominating and corporate governance committee held five meetings during the fiscal year ended January 31, 2021.
Compensation Committee Interlocks and Insider Participation
Our compensation committee consists of Mr. Weintraub, Mr. Cahill and Ms. Munson, with Mr. Weintraub serving as Chairperson. Mr. Perricelli also served on the compensation committee from July 2019 until his resignation from our Board on July 15, 2020. Ms. Munson joined the compensation committee on July 20, 2020. None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or compensation committee.
Identifying and Evaluating Director Nominees
The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of director’s approval as director nominees for election to the Board.
Ms. Goldstein was appointed as a director by our Board effective July 20, 2020.
Minimum Qualifications
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments.
Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board and committee responsibilities. Members of our Board are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board the director nominees for selection. The nominating and corporate governance committee believes that our current Board reflects a diverse mix of directors based on a number of these factors. Three of our six independent directors, or 50%, are women, and two of our six independent directors, or approximately 33.3%, are racially or ethnically diverse.
Stockholder Recommendations and Nominations to the Board
The nominating and corporate governance committee will consider director nominee candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director nominee candidates, must follow the following procedures:
The nominating and corporate governance committee must receive any such recommendation for nomination not earlier than the close of business on the 120th day prior to the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting.
All recommendations for director candidates must be submitted in writing to our Secretary at 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601, with a copy via email to proxy@phreesia.com, and must include the following:
•name and address of the stockholder making the recommendation;
•a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership;
•name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the precedent five full years of the individual recommend for consideration as a director nominee;
•a description of the qualifications and background of the proposed director nominee which addresses the minimum qualifications, actual or potential conflicts of interest, and other criteria for board membership approved by the board of directors from time to time and set forth in the policies and procedures for director candidates adopted by our nominating and corporate governance committee;
•a description of all arrangements or understandings between the stockholder and the proposed director nominee;
•the consent of the proposed director nominee (i) to be named in the proxy statement for the annual meeting and (ii) to serve as a director if elected at such annual meeting; and
•any other information regarding the proposed director nominee that is required to be included in the proxy statement.
Stockholder Communications
The Board provides to every stockholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders may send such communication to the Chairperson of our Board via U.S. Mail or Expedited Delivery Service to: Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601, Attn: Chair of the Board of Directors, with a copy via email to proxy@phreesia.com.
For a stockholder or other interested party communication directed to an individual director in his or her capacity as a member of the Board, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601, Attn: General Counsel and Chief Financial Officer, with a copy via email to proxy@phreesia.com.
We will forward by U.S. Mail any such stockholder communication to each director, and the Chairperson of the Board in his or her capacity as a representative of the Board, to whom such securityholder communication is addressed to the address specified by each such director and the Chairperson of the Board.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. A copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics is available on our Internet website at https://ir.phreesia.com/about-us/governance-documents/default.aspx and may also be obtained without charge by contacting our Corporate Secretary at Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year ended January 31, 2021, no waivers were granted from any provision of the Code of Business Conduct and Ethics.
Non-Employee Director Compensation
Our non-employee director compensation program is designed to attract, retain and reward qualified directors and further align the financial interests of our non-employee directors with those of our stockholders. Under our Second Amended and Restated Non-Employee Director Compensation Policy, which was approved by our Board on May 12, 2021, non-employee directors receive initial equity grants when they join the board, and annual cash retainers and equity grants for their continued annual service. We also reimburse all reasonable out-of-pocket expenses incurred by directors in order to attend meetings of our board or any committee thereof.
Non-employee directors receive the following annual cash retainers for their service:

Annual Retainer for Board Membership
Annual service on the board of directors	$35,000
Annual service as non-executive chairperson	$25,000
Additional Annual Retainer for Committee Membership
Annual service as chair of the audit committee	$22,500
Annual service as member of the audit committee (other than chair)	$7,500
Annual service as chair of the compensation committee	$12,500
Annual service as member of the compensation committee (other than chair)	$5,000
Annual service as chair of the nominating and corporate governance committee	$10,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$5,000
The non-executive chair is also eligible to receive up to an additional $125,000 in cash fees depending upon the non-executive chair’s contributions.

The non-employee directors are given the opportunity to elect to receive all of their annual cash retainer fee in the form of an equity award of unrestricted stock having a grant-date fair value equal to the amount of such retainer.
When first appointed to our board, non-employee directors are granted a restricted stock unit award with a grant date fair value equal to the sum of (i) $170,000 (the “New Hire Award”) plus (ii) $170,000 (which shall be pro-rated based on the estimated number of calendar days to be served from the date the non-employee director joins the Board through the anticipated date of the next annual meeting of stockholders (the “Pro-Rated Initial Award”)). The New Hire Award vests over four years, with 25% of the restricted stock units vesting on each anniversary of the non-employee director’s election or appointment to the Board; provided, however, that all vesting ceases if the director resigns from our Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. The Pro-Rated Initial Award vests in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting of stockholders; provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. Employee directors will receive no additional compensation for their service as a director.
In addition, on the date of each annual meeting of stockholders, each non-employee director continuing as a non-employee director following such meeting will be granted RSUs having a fair market value of $170,000 on the date of grant. These annual RSU grants will vest in full on the earlier of the first anniversary of the grant date or immediately prior to the next annual meeting of stockholders, provided, however, that all vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.
Under our Second Amended and Restated Non-Employee Director Compensation Policy, all RSUs granted to non-employee directors will be settled for shares of our common stock. These RSUs are subject to full accelerated vesting upon the closing of a Sale Event (as defined in our Second Amended and Restated Non-Employee Director Compensation Policy) or upon such director’s death or disability.
On July 8, 2020, the Board approved the adoption of the Non-Employee Deferred Compensation Program (the “Program”). This Program gives directors the option to defer taxation of all of their annual cash and equity retainers for Board membership until either (A) the earlier to occur of: (i) 90 days after the non-employee director ceases to serve as a member of our board and incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) five years from the grant date of the equity, or (B) 90 days after the non-employee director ceases to serve as a member of our board and incurs a “separation from service” within the meaning of Section 409A of the Code.
Non-Employee Director Compensation Table
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors for the fiscal year ended January 31, 2021. Directors who also serve as employees receive no additional compensation for their service as directors. During the fiscal year ended January 31, 2021, Chaim Indig, our Chief Executive Officer, was a member of our board as well as an employee, and received no additional compensation for his services as a director. See the section titled "Executive Compensation" for more information about Mr. Indig’s compensation for the fiscal year ended January 31, 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Michael Weintraub(3)	200,000(4)	169,980	369,980
Edward Cahill(5)	37,500	169,980	207,480
Lainie Goldstein(6)	22,647	332,972	355,619
Gillian Munson(7)	57,664	169,980	227,644
Cheryl Pegus, M.D. M.P.H.(8)	37,500	169,980	207,480
Scott Perricelli(9)	20,037	0	20,037
Mark Smith, M.D.(10)	50,000	169,980	219,980
_______________________
(1)    The amounts reported represent the annual cash retainer amounts (and the prorated amount, in the case of Mr. Perricelli) earned by each of our non-employee directors during the fiscal year ended January 31, 2021 pursuant to our Second Amended and Restated Non-Employee Director Compensation Policy.
(2)    The amounts reported represent the grant date fair value of the RSUs granted during fiscal year ended January 31, 2021, as computed in accordance with FASB ASC 718. Such grant values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value are set forth in the notes to our financial statements included in our Annual Report on Form 10-K for fiscal year ended January 31, 2021 filed with the SEC on March 31, 2021. The amounts reported in this column reflect the accounting cost for these awards and does not correspond to the actual economic value that may be received by the director upon vesting, settlement, or sale of any of the underlying shares of our common stock.
(3)    As of January 31, 2021, Mr. Weintraub held options to purchase 125,692 shares of our common stock and 6,110 RSUs.
(4)    Includes an additional $125,000 in cash fees awarded as a result of Mr. Weintraub’s contributions during the fiscal year ended January 31, 2021.
(5)    As of January 31, 2021, Mr. Cahill held 6,110 RSUs.
(6)     Ms. Goldstein joined our board of directors in July 2020. As of January 31, 2021, Ms. Goldstein held 11,291 RSUs.
(7)    As of January 31, 2021, Ms. Munson held options to purchase 42,096 shares of our common stock and 16,775 RSUs.
(8)    As of January 31, 2021, Dr. Pegus held options to purchase 21,332 shares of our common stock and 16,775 RSUs.
(9)    Mr. Perricelli did not have any outstanding equity awards as of January 31, 2021. He resigned from our Board in July 2020. Mr. Perricelli’s fees represented his prorated cash retainer from February 1, 2020 until his resignation on July 19, 2020.
(10)    As of January 31, 2021, Dr. Smith held options to purchase 72,193 shares of our common stock and 6,110 RSUs.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has engaged KPMG LLP (“KPMG”) as our independent registered public accounting firm to perform the audit of our financial statements, including internal controls over financial reporting, for the fiscal year ended January 31, 2022, and we are asking you and other stockholders to ratify this appointment. During the fiscal year ended January 31, 2021, KPMG served as our independent registered public accounting firm.
Although ratification of the appointment of KPMG is not required by our bylaws or otherwise, our Board is submitting the appointment of KPMG to stockholders for ratification as a matter of good corporate governance. A majority of the votes properly cast is required in order to ratify the appointment of KPMG. In the event that a majority of the votes properly cast do not ratify this appointment of KPMG, our audit committee will reconsider whether or not to retain KPMG. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders.
We expect that a representative of KPMG will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy under which our audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, our audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. Our audit committee has pre-approved all services performed by the independent registered public accounting firm since the pre-approval policy was adopted prior to our initial public offering.
Audit Fees
The following table sets forth the fees billed or to be billed by KPMG and its affiliates for professional services rendered with respect to the fiscal years ended January 31, 2021 and 2020. All of these services were approved by our audit committee.

Fee Category	Fiscal 2021	Fiscal 2020
Audit Fees(1)	$1,680,015	$976,500
Audit-Related Fees(2)	--	131,000
Tax Fees(3)	100,130	126,500
All Other Fees(4)	1,780	1,780
Total Fees	$1,781,925	$1,235,780
_______________________
(1)    For fiscal 2020, Audit Fees consist of fees for professional services provided in connection with the audit of our consolidated financial statements, reviews of our quarterly condensed consolidated financial statements and accounting consultations billed as audit services. For fiscal 2021, Audit Fees consist of fees for professional services provided in connection with the audit of our consolidated financial statements, including internal controls over financial reporting, reviews of our quarterly condensed consolidated financial statements and accounting consultations billed as audit services. This category also includes fees for services incurred in connection with our initial public offering, secondary offerings, and services normally provided by KPMG in connection with statutory and regulatory filings or engagements.
(2)    Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not reported under “Audit Fees,” including accounting consultations in connection with acquisitions.
(3)    Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.
(4)    All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications.

Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2022.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee is a committee of the Board comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by our Board, which is available on our website at ir.phreesia.com/about-us/governance-documents. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our financial statements. Our independent registered public accounting firm KPMG is responsible for performing an independent audit of our financial statements, including internal controls over financial reporting. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
1.    reviewed and discussed the audited financial statements with management and KPMG;
2.    discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and
3.    received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG its independence.
Based on the audit committee’s review and discussions with management and KPMG, the audit committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2021 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the Board:
Gillian Munson
Lainie Goldstein
Mark Smith, M.D.

The information contained in this audit and risk committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit and risk committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

PROPOSAL THREE:
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers for fiscal 2021 as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the fiscal 2021 compensation of our named executive officers.
This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our Board and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.
Accordingly, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.
Vote Required
The approval of this non-binding, advisory proposal requires the affirmative vote of a majority of the votes properly cast. As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our Board and our compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR:
NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES ON
NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our stockholders to advise our board, in a non-binding, advisory vote, whether we should conduct a non-binding, advisory vote to approve named executive officer compensation (that is, votes similar to the non-binding, advisory vote in Proposal No. 3 above) every one, two or three years.
By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future non-binding, advisory votes to approve the compensation of our named executive officers every one, two or three years. Our Board has determined that an annual non-binding, advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.
Vote Required
Stockholders will not be voting to approve or disapprove of the recommendation of our Board. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two or three years, or abstaining). The frequency that receives the highest number of votes from the voting power of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency selected by our stockholders.
As an advisory vote, this proposal will not be binding on the Company, our board or our compensation committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board. Our Board may decide that it is in the best interests of our stockholders and the Company to hold a non-binding, advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. Notwithstanding the non-binding, advisory nature of this vote, our Board values the opinions of our stockholders, and will consider the outcome of the vote when setting the frequency of the non-binding, advisory vote on executive compensation.
Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONE YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers, including their ages, as of May 25, 2021:

Name	Age	Positions
Chaim Indig	42	Chief Executive Officer and Director
Randy Rasmussen	49	Chief Financial Officer
Evan Roberts	42	Chief Operating Officer
Allison Hoffman	50	General Counsel and Secretary
David Linetsky	41	Senior Vice President, Life Sciences
Amy Beth VanDuyn	48	Senior Vice President, Human Resources
Michael Davidoff	48	Senior Vice President, Marketing and Business Development
Executive Officers
Please refer to “Proposal One: Election of Directors” for Mr. Indig’s biography.
Randy Rasmussen has served as our Chief Financial Officer since May 2021. Previously, he served as our Chief Accounting Officer from November 2019 to April 2021. From May 2016 until October 2019, he served as Senior Vice President and Controller of Medidata Solutions, a cloud software company that provides a platform for clinical trials. From May 2005 until May 2016, Mr. Rasmussen was at SAP, S.E., most recently as VP Finance. Mr. Rasmussen began his career with Coopers & Lybrand, (now PwC) after receiving his bachelor's degree in Accounting and Finance from the University of Colorado at Boulder. He is also a Certified Public Accountant.
Evan Roberts has served as our Chief Operating Officer since January 2019. Mr. Roberts previously served as Vice President of Customer Solutions from January 2012 until January 2019, and as our Chief Technology Officer from inception in January 2005 until January 2012. Prior to co-founding Phreesia, Mr. Roberts was a senior sales engineer at Spotfire, Inc., where he successfully led the introduction of the analytics software company into the pharmaceutical marketing space. Mr. Roberts received his B.S. degree in Computer Engineering from Tufts University in Boston, Massachusetts.
Allison Hoffman has served as our General Counsel and Secretary since August 2020. Prior to joining Phreesia, Ms. Hoffman served as Chief Legal and Administrative Officer with Intersection Parent, Inc. from January 2016 until August 2020 and as Executive Vice President – General Counsel and Secretary with Martha Stewart Living Omnimedia, Inc. from December 2012 to January 2016. Ms. Hoffman received a B.A. in Psychology and a B.S. in Economics from the University of Pennsylvania in Philadelphia, Pennsylvania and a Juris Doctor from the University of Chicago Law School in Chicago, Illinois.
David Linetsky has served as our Senior Vice President, Life Sciences since March 2019. He previously served as our Vice President, Analytics and Insights from July 2018 to March 2019, our Vice President, Finance and Analytics from January 2015 to July 2018, our Director of Analytics from January 2013 to December 2014 and our Senior Mathematician from 2008 to 2012. Prior to 2008, Mr. Linetsky served as an intern and consultant to Phreesia from 2005 to 2008. Mr. Linetsky received his B.S. degree in Mathematics from the University of Alberta in Edmonton, Alberta, Canada and his M.Phil. degree in Mathematics and Logic from the Graduate Center of the City University of New York in New York, New York, where he was also a Ph.D. candidate in Mathematics and Logic.
Amy Beth VanDuyn has served as our Senior Vice President of Human Resources since March 2019. She previously served as our Vice President of Human Resources from April 2010 until March 2019. Prior to Phreesia, Ms. VanDuyn worked in human resource leadership roles across many industries including software-as-a-service, hospitality, and public relations. Ms. VanDuyn received her B.A. degree in Hospitality Business from Michigan State University in East Lansing, Michigan.

Michael Davidoff has served as our Senior Vice President of Marketing and Business Development since January 2019. Mr. Davidoff previously served as our Vice President of Marketing and Business Development from January 2014 until February 2015, Vice President of Financial Products from June 2010 until December 2013, and Director of Product Marketing from February 2008 until May 2010. Prior to working for Phreesia, Mr. Davidoff held product management and research positions at the March of Dimes and Merck & Co. Mr. Davidoff received his B.S. in Biophysics from Boston College in Boston, Massachusetts and his M.P.H. in Policy and Administration from the University of Minnesota in Minneapolis, Minnesota.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program and the decisions in fiscal 2021 regarding the compensation for:
•Chaim Indig, our Chief Executive Officer;
•Thomas Altier, our former Chief Financial Officer;
•Allison Hoffman, our General Counsel and Secretary;
•Evan Roberts, our Chief Operating Officer; and
•David Linetsky, our Senior Vice President, Life Sciences.
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers.”
Mr. Altier retired from his role as Chief Financial Officer effective April 30, 2021 and was succeeded by Randy Rasmussen as our Chief Financial Officer. Mr. Altier is included as a named executive officer in this Proxy Statement pursuant to applicable SEC rules.
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our named executive officers during fiscal 2021.
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.
Executive Summary
We are a leading provider of comprehensive technology solutions that transform the healthcare experience by engaging patients in their care and enabling healthcare provider organizations to optimize operational efficiency, improve profitability and enhance clinical care and safety. Through the SaaS-based technology platform, which we refer to as the Phreesia Platform or our Platform, we offer healthcare provider client organizations a robust suite of solutions to manage the patient intake process and an integrated payments solution for secure processing of patient payments. Our Platform also provides life sciences companies with an engagement channel for targeted and direct communication with patients.
Our compensation programs are designed to:
•attract, motivate, incentivize and retain employees at the executive level who contribute to our long-term success;
•provide compensation packages to our executives that are fair and competitive and reward high performance and the achievement of our business objectives and effectively align their interests with those of our stockholders; and
•effectively align our executives' interests with those of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.
Our executive compensation program is designed to be competitive and appropriately balance our goals of attracting, motivating, incentivizing, and retaining our executive officers. To align our executive officers’ interests with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of each executive officer’s target annual total direct compensation opportunity is “at-risk,” meaning the amounts paid to each executive officer will vary based on our Company performance and their contributions to that performance.

We emphasize performance-based compensation (i) that rewards our executive officers for delivering financial, operational, and strategic results relative to pre-established annual goals through our cash bonus plan and (ii) that rewards our executive officers based on our total shareholder return (“TSR”) performance relative to the Russell 3000 index through awards of relative TSR performance stock units (“PSUs”).
To help retain our executive team, we grant our executive officers equity awards using service-based vesting restricted stock units (“RSUs”) with a back-weighted four-year vesting schedule.
We evaluate our executive compensation philosophy and executive compensation program, including design and competitiveness, at least annually and as circumstances require.
Fiscal Year 2021 Business Highlights
•Revenue was $148.7 million in fiscal 2021, up 19% year-over-year.
•Average number of provider clients was 1,711 in fiscal 2021, up 9% year-over-year.
•Average revenue per provider client was $69,499 in fiscal 2021, up 6% year-over-year.
•Adjusted EBITDA was $3.8 million in fiscal 2021, as compared to $4.8 million in fiscal 2020.
•Cash as of January 31, 2021 was $218.8 million, up $128.5 million from January 31, 2020.
•Provided shareholders an annual return of 111% during fiscal 2021 when our closing stock prices increased from $31.00 on January 31, 2020 to $65.29 on January 29, 2021, the last trading day of our fiscal year.
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we provide investors with certain non-GAAP financial measures, including Adjusted EBITDA. For a full reconciliation of our non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see the “Non-GAAP Financial Measures” in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2021 Annual Report filed with the SEC on March 31, 2021 and Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on March 30, 2021.
Highlights of Fiscal 2021 Executive Compensation Program
Consistent with our performance and compensation objectives for fiscal 2021, our compensation committee took the following key actions relating to the compensation of our named executive officers for fiscal 2021:
Base Salary – Approved changes to annual base salaries ranging from an 18.1% to 21.1% increase, as we continue to transition the compensation of our named executive officers from their private company levels to levels that are more consistent with those of comparable public company executives. The resulting salaries are still 11% below the market median.
Bonus Plan – Awarded a 72.4% payout for the bonus paid out in the first half of fiscal year 2021 and awarded a 132.5% payout for the bonus paid out in the second half of fiscal year 2021, resulting in a 114.5% payout for the full fiscal year 2021 bonus.
PSUs – Granted three-year PSUs to executive officers that are earned and vest based on three-year TSR compared to the Russell 3000 index, which we believe, based on our research, represents a potential substitute investment for our stockholders. The grant date fair values of these equity awards are set forth in the “Fiscal 2021 Summary Compensation Table” and the “Fiscal 2021 Grants of Plan-Based Awards Table” below.
Fiscal 2021 Executive Compensation Policies and Practices
Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles. Listed below are highlights of our fiscal 2021 compensation policies and practices.

What we do	What we do not do
☑ Align executive compensation with performance	☒ No tax gross-ups on severance or change in control benefits

☑ Use equity-based compensation to deliver a majority of the total compensation of our executive officers to further align their interests with those of our stockholders	☒ No guaranteed bonuses or base salary increases

☑ Grant PSUs that are based on three-year TSR performance relative to substitute investments	☒ No post-termination retirement, pension or deferred compensation benefits

☑ Use “at risk” compensation, in the form of cash bonus and PSUs to align our executive officers’ interests with the interests of our stockholders	☒ No strict targeting compensation to a specific percentile

☑ Maintain a compensation committee consisting solely of independent directors with extensive relevant experience	☒ No hedging or pledging of securities by any employees or directors

☑ Conduct an annual review of our executive compensation strategy, competitiveness and peer group	☒ No perquisites, health, or other benefits, other than those that are generally available to our employees

☑ Retain an independent compensation consultant who reports directly to our compensation committee

Role of the Compensation Committee
Our compensation committee is responsible for the compensation programs for our executive officers and reports to our board on its discussions, decisions, and other actions. These responsibilities include setting executive officer base salaries, annual cash bonus opportunities, equity compensation, employment offers (including post-employment compensation arrangements), severance arrangements, and other compensation, perquisites, and other personal benefits, if any. The compensation committee’s review of the salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers generally occurs in the third or fourth fiscal quarter.
Our Chief Executive Officer makes compensation recommendations to our compensation committee for each of our executive officers, other than with respect to his own compensation. These recommendations cover each executive officer’s total target direct compensation, consisting of base salary and short-term and long-term compensation, including equity incentives. In making these recommendations, our Chief Executive Officer considers a variety of factors, including our results, the executive officer’s individual contribution toward these results, the executive officer’s role and performance of such executive officer's duties and such executive officer's achievement of individual goals, as well as the relative compensation among other officers. Our compensation committee reviews the recommendations of our Chief Executive Officer and other data, including publicly-available data of our peer group. Our compensation committee then determines the target total direct compensation, and each element thereof, for each of our executive officers, including our Chief Executive Officer. While our Chief Executive Officer attends certain meetings of our compensation committee, our compensation committee meets outside the presence of our Chief Executive Officer when discussing his compensation and when discussing certain other matters as well.
Role of the Compensation Consultant
Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our executive compensation programs and related policies. In the fiscal year ended January 31, 2021, the compensation committee continued to retain FW Cook, Inc. ("FW Cook") to provide it with market information, analysis and other advice relating to executive compensation on an ongoing basis. The compensation committee engaged FW Cook to, among other things, assist in developing a group of peer companies to help us determine overall compensation for our executive officers, as well as to assess each separate element of compensation. The goal was to ensure that the compensation we offer to our executive officers, individually as well as in the aggregate, is competitive and aligned with our business and executive talent requirements.
We do not believe the retention of, and the work performed by, FW Cook creates any conflict of interest, because FW Cook performs no other work for the Company besides advising the compensation committee.
Competitive Position
To compare our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of comparable healthcare IT and SaaS companies. The companies in this compensation peer group were selected based on similarity to us in characteristics such as market capitalization, size, shareholder return and industry focus.
In May 2020, with the assistance of FW Cook, the compensation committee developed a compensation peer group to reflect our key financial attributes and recognize our business focus. For fiscal year 2021, the executive compensation peer group consisted of the companies identified below, as recommended by FW Cook, the compensation committee's independent compensation consultant, and approved by the compensation committee. The companies in this executive compensation peer group were selected because they met criteria based primarily on similarity of their business and average market capitalization during the prior year.

Bandwidth	Model N	Tabula Rasa Healthcare
Blackbaud	NextGen Healthcare	Teladoc Health
Everbridge	Paylocity	Vocera Communications
Health Catalyst	PROS Holdings	Workiva
Kinaxis	Rapid7	Yext
MobileIron	SVMK
Market data from the peer group was used as a reference point for the compensation committee to assess our current compensation levels in its deliberations on compensation forms and amounts.
The compensation committee reviews our compensation peer group annually and may make adjustments to its composition, considering changes in both our business and the businesses of the companies in the peer group.

Elements of our Executive Compensation Program
Base Salaries
We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. We establish the initial base salaries of our executive officers through arm’s-length negotiation when we hire the individual executive officer, considering the relevant position, qualifications, experience, and the base salaries of our other executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.
In November 2019, the compensation committee reviewed the base salaries of our executive officers considering a competitive market analysis prepared by FW Cook, the recommendations of our management team, and the other factors described above. While the compensation committee does not benchmark base salary to any specific percentile, it does position base salaries within a competitive range of the market median. Following this review, the compensation committee made adjustments to the base salaries of our named executive officers to better align their compensation with the compensation of executives in our peer group, effective March 1, 2020.
The base salaries of our named executive officers prior to and following the fiscal year 2021 increase approved by our compensation committee in November 2019 were as follows:
Base Salaries

Named Executive Officer	Fiscal 2020 Base Salary ($)	Fiscal 2021 Base Salary ($)	Increase from Fiscal 2020 (%)
Chaim Indig	350,000	425,000	21.1%
Thomas Altier	275,000	325,000	18.1%
Allison Hoffman	—	325,000	—
Evan Roberts	275,000	325,000	18.1%
David Linetsky	275,000	325,000	18.1%
Cash Incentive Bonuses
Our executive officers, including our named executive officers, are eligible for bonuses pursuant to our Senior Executive Cash Incentive Bonus Plan, which provides for a bi-annual bonus payout based upon achievement of Company performance targets, including total revenue, operating cash flow, average number of provider accounts, and average revenue per provider account, as well as other financial performance targets, as determined by our compensation committee from time to time. 30% of the bonus is based on results for the first half of our fiscal year and the remaining 70% is based on results for the full fiscal year. Each named executive officer was assigned a target annual cash incentive compensation opportunity under our Senior Executive Cash Incentive Bonus Plan, which was calculated as a percentage of annual base salary for fiscal year 2021. In November 2019, the compensation committee reviewed the target annual cash incentive compensation opportunities of our executive officers, considering a competitive market analysis prepared by FW Cook. The compensation committee generally references the median within our peer group when assessing and making determinations of target annual cash opportunities (base salary plus target bonus) for our executive officers. Following this review, the compensation committee determined the target annual cash incentive compensation opportunities of our named executive officers for Messrs. Indig, Altier, Roberts and Linetsky should be increased to 100%, 69%, 69% and 69% of their respective base salaries, and that Ms. Hoffman’s target annual cash incentive compensation opportunity should be 69% of her annual base salary.

Target Performance-Based Incentives for Fiscal 2021

Named Executive Officer	Base Salary ($)	Target Performance-Based Incentive as Percent of Base Salary	Target Performance-Based Incentive Under the Bonus Plan ($)
Chaim Indig	425,000	100%	425,000
Thomas Altier	325,000	69%	225,000
Allison Hoffman	325,000	69%	93,750	(1)
Evan Roberts	325,000	69%	225,000
David Linetsky	325,000	69%	225,000
_______________________
(1)Based on the pro-rata portion of Ms. Hoffman’s base salary since her hire date in August 2020.
Fiscal 2021 Cash Incentive Bonus Plan Design
In December 2019, the compensation committee approved the Senior Executive Cash Incentive Bonus Plan performance measures, the related target levels and the payment percentages for each of the performance measures for the fiscal year 2021. The performance measures for our Senior Executive Cash Incentive Bonus Plan were based on our corporate achievement against four corporate performance measures for our business: revenue (25% weighting), operating cash flow (25% weighting) average number of provider accounts (25% weighting) and average revenue per provider account (25% weighting). These performance measures (and their relative weighting) are designed to balance profitability with growth, thus enhancing stockholder value. We believed this balance would drive and focus our executive officers toward propelling growth without detracting from our ultimate performance. At its September 2020 meeting, the compensation committee determined to remove operating cash flow from our performance measures for the first half of fiscal 2021. In the first half of fiscal 2021, our provider customers lost significant revenue due to pandemic-related shutdowns that reduced certain healthcare services and spend. In order to assist our provider customers, we allowed them to defer payments to us until the initial negative impact on healthcare services subsided and people began consuming healthcare services at increased levels. As a result of this decision, revenue, average number of provider accounts and average revenue per provider account were each given equal 1/3 weighting in determining the payout for the first half of fiscal 2021. In April 2021, the compensation committee approved the final payment percentages for each of the performance measures for the full fiscal year 2021, which were based on the original target levels for our corporate achievement against four corporate performance measures for our business: revenue (25% weighting), operating cash flow (25% weighting) average number of provider accounts (25% weighting) and average revenue per provider account (25% weighting).
The target levels for each of these performance measures were reviewed and approved by our compensation committee, with input from our management. These target levels were set to be achievable through diligent effort, and to reward strong management performance in light of our strategic objectives and industry and economic conditions and trends at the time the target levels were set. Our performance measures are defined as follows:
    Revenue: means GAAP revenue reported in our statements of operations.
    Operating cash flow: means the Net Cash Provided by Operating Activities as reported in the Company’s Statements of Cash Flows.  The Statements of Cash Flows are prepared in accordance with U.S. GAAP and filed with the SEC on a quarterly basis in Form 10-Q or Form 10-K.  Management may adjust this metric for unusual items (ex: fees associated with secondary offering) with compensation committee approval.
    Provider accounts: means the average number of healthcare provider organizations that generate revenue each month during the applicable period. In cases where the Company acts as a subcontractor providing white-label services to its partner's clients, the Company treats the contractual relationship as a single provider client.
    Average revenue per provider account: means the total subscription and related services and payment processing revenue generated from provider clients in a given period divided by the average number of provider clients that generate revenue each month during that same period.
The target levels required for 100% achievement for the corporate performance measures under our Senior Executive Cash Incentive Bonus Plan for the first half of fiscal 2021, excluding operating cash flow, as discussed above, were $71.4 million for revenue, 1,636 for average number of provider accounts and $37,829 for average revenue per provider account. The target levels required for 100% achievement for the corporate performance measures under our Senior Executive Cash Incentive Bonus Plan for the full fiscal year 2021 were $137.1 million for revenue, negative $5.5 million for operating cash flow, 1,688 for average number of provider accounts and $67,278 for average revenue per provider account. Our named executive officers were eligible for annual incentive compensation payouts for full fiscal year 2021 only if we met or exceeded 95% with respect to the revenue target, 75% with respect to the operating cash flow target, 95% with respect to the average number of provider accounts target and 90% with respect to average revenue per provider account target. The compensation committee set high thresholds to ensure that incentive payments would only follow significant achievement. On the other end of the spectrum, revenue achievement of 105%, 125%, 105% and 110% of the revenue, operating cash flow, average number of provider accounts and revenue per average provider account targets, respectively, would result in a maximum payout of 150%. Total payouts were capped at 150% of the target annual cash incentive opportunities to manage potential incentive compensation costs and avoid incentivizing undue risk in our executive compensation program, while still maintaining appropriate incentives for our named executive officers.
Performance in Fiscal 2021 and Payouts
Our compensation committee assessed performance and determined payouts under our Senior Executive Cash Incentive Bonus Plan in a two-part process. First, our compensation committee measured actual performance against the pre-established target levels for the performance period. Second, after the end of the performance period, our compensation committee exercised its discretion to determine the actual payout. For the first half of fiscal 2021, which had a 30% weighting in the overall bonus payment, target performance levels under the Senior Executive Cash Incentive Bonus Plan were as follows:

Performance Measure	Target ($ in thousands except avg revenue per provider account)	Result ($ in thousands except avg revenue per provider account)	Actual Achievement of Target (%)	Payout Based on Plan (%)
Revenue	$71,400	$68,405	95.8%	58.1%
Operating cash flow(1)	$178	$(520)	(292.1)%	—
Average number of
provider accounts	1,636	1,650	100.9%	108.6%
Average revenue per provider account	$37,829	$34,099	90.1%	50.7%
_______________________
(1)As discussed above, the Board determined to remove operating cash flow from our performance measures for the first half of fiscal 2021.
The resulting total achievement percentage based on the above achievement percentages for each target was 50.7%. Once Operating cash flow was removed as a metric for the first half of fiscal 2021, the revised earnout with the remaining three performance metrics weighted equally for the first half of fiscal 2021 resulted in an earnout of 72.4% of the target.

For the full fiscal year 2021, which has a 70% weighting in the overall bonus payment, we exceeded the target performance levels under the Senior Executive Cash Incentive Bonus Plan for the four equally weighted performance measures as follows:

Performance Measure	Target ($ in thousands except avg revenue per provider account)	Result ($ in thousands except avg revenue per provider account)	Actual Achievement of Target (%)	Payout Based on Plan (%)
Revenue	$137,115	$148,677	108.4%	150.0%
Operating cash flow	$(5,501)	$2,890	252.5%	150.0%
Average number of provider accounts	1,688	1,711	101.4%	113.6%
Average revenue per provider account	$67,278	$69,499	103.3%	116.5%
The resulting total achievement percentage based on the above achievement percentages for each target was 132.5% in the second half of fiscal 2021. The overall payout for fiscal year 2021, inclusive of the 72.4% for the first half fiscal 2021 payout (which has a 30% weighting), was 114.5%. As a result, the total payouts to our named executive officers under the Senior Executive Cash Incentive Bonus Plan in fiscal 2021 were as follows:

Named Executive Officer	Fiscal 2021 Target Annual Performance-Based Incentive Compensation Opportunity ($)	Fiscal 2021 Actual Performance-Based Incentive Compensation ($)
Chaim Indig	425,000	486,625
Thomas Altier	225,000	257,625
Allison Hoffman(1)	93,750	124,218
Evan Roberts	225,000	257,625
David Linetsky	225,000	257,625
_______________________
(1)Based on the pro-rata portion of Ms. Hoffman’s base salary since her hire date in August 2020.
Equity Compensation
Our equity grant program is intended to align the interests of our named executive officers with those of our stockholders and to motivate them to make important contributions to our performance. Equity grants with a time-based vesting feature are awarded to promote executive retention, while performance equity provides a return for outperforming alternative investments that could have been made by our stockholders.
During the fiscal year ended January 31, 2021, we granted RSUs and PSUs to our named executive officers. Vesting for RSUs provided to our named executive officers is as follows: 10% of the RSUs vest on the first anniversary of the grant, 20% of the RSUs vest on the second anniversary of the grant, 30% of the RSUs vest on the third anniversary of the grant, and 40% of the RSUs vest on the fourth anniversary of the grant, subject to the named executive officer remaining continuously employed with us through each applicable vesting date. The back-weighted vesting of our RSUs is emphasized to maximize their retentive value and to promote a longer-term horizon for our management.
In fiscal year 2021, we granted PSUs for the first time as part of our annual equity award program for our executive officers. We believe that PSUs further align the interests of our executive officers and our shareholders by providing our executive officers with exposure to stock price movements, and that PSUs have the potential to reward both delivered performance and leading performance indicators critical to long-term success. Each PSU cliff vests three years from the grant date if the performance condition is met. The PSUs are paid at target if three-year TSR performance is at the 60th percentile relative to the constituents of the Russell 3000 stock index using the price on the date of grant and the 20 trading-day volume weighted average price at the end of the three-year performance period for both the index and Phreesia in order to neutralize the effect of daily price volatility on the final outcome. Awards may be earned between 0% and 200% of target as described in the following table; however, there is no ability to earn awards above the target level if three-year relative TSR is negative.

Earnout (% Target)	Relative TSR
200.0%	90P
166.7%	80P
133.3%	70P
100.0%	60P
95.0%	50P
65.0%	40P
35.0%	30P
5.0%	20P
•Linear interpolation between percentiles shown.
•Capped at target if TSR is negative but above 60P.
We estimate the fair value of the PSUs using a Monte Carlo Simulation model that projected TSR for Phreesia and each member of the peer group over the three-year performance period. We believe that PSUs will further align our executive officers’ interests with those of our shareholders in order to create shareholder value, both based on the performance of the underlying business, and based on share price performance. The equity awards granted to the named executive officers under our 2019 Stock Option and Incentive Plan were:

Named Executive Officer	PSU Target Awards (shares)	RSU Awards (shares)	Equity Awards (Aggregate Grant Date Fair Value)(1)
Chaim Indig	23,702	55,590	$5,500,000
Thomas Altier(2)	2,073	7,147	$625,000
Allison Hoffman	5,333	86,467(3)	$3,650,000
Evan Roberts	8,295	28,589	$2,500,000
David Linetsky	8,295	28,589	$2,500,000
_______________________

(1)	Value of awards based on the Monte Carlo value of the PSU awards and the fair value of RSU awards on the date of grant.
(2)	Amounts represent prorated awards based on Mr. Altier’s departure from his role as Chief Financial Officer as of May 1, 2021.
(3)	Includes Ms. Hoffman’s new hire grant of 67,408 RSUs on August 24, 2020.

As with our other elements of compensation, the compensation committee assesses and determines the amount of equity compensation for our executive officers as part of its annual compensation review and after considering a competitive market analysis prepared by FW Cook, the recommendations of our chief executive officer (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above.
Our compensation committee has also adopted an “Equity Award Grant Policy.” Under this policy, we generally grant equity awards on a regularly scheduled basis to enhance the effectiveness of our internal control over our equity award grant process. Pursuant to the Equity Award Grant Policy, our compensation committee has delegated certain limited authority to an equity committee, made up of our Chief Executive Officer, Chief Financial Officer and Senior Vice President, Human Resources to grant routine new hire or promotion equity awards to employees within equity guidelines reviewed and approved from time to time by our compensation committee and subject to other limitations and requirements. The equity committee may not grant equity awards to its members, to employees who are subject to the reporting and other provisions of Section 16 of the Exchange Act, or to employees that report to our Chief Executive Officer. Grants of equity awards are generally made monthly and will be effective on the date such grant is approved by our compensation committee or equity committee, as applicable.
Health and Welfare Benefits
Our named executive officers are eligible to participate in all of our employee benefit plans offered to employees, including our medical, dental, life and disability insurance plans, in each case on the same basis as other employees of the same status.
Perquisites and Personal Benefits
We generally do not provide perquisites or personal benefits to our named executive officers.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The retirement plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").
Anti-Hedging and Anti-Pledging Policies
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy prohibits all directors, executive officers and their most senior direct reports, and all employees in the Company’s finance and legal departments, from engaging in derivative securities transactions, including hedging, with respect to Company securities and from pledging Company securities as collateral, or holding Company securities in a margin account.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a public company can deduct in any one year for certain executive officers. While our compensation committee considers tax deductibility as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the awards are not deductible by us for tax purposes. The former exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our named executive officers and certain other individuals in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain arrangements in place as of November 2, 2017. On March 11, 2021, The American Rescue Plan Act of 2021 (the “ARPA”) was signed into law to assist in the economic and health recovery brought on by the COVID-19 pandemic. Beginning on or after January 1, 2027, the ARPA expands the applicability of Section 162(m) to also include the next five highest paid corporate officers so that the total number of covered employees subject to the $1 million deduction limitation will at least be 10. We expect that a portion of the cash compensation and equity awards to our executive officers will not be deductible under Section 162(m).
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceed certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Section 409A of the Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan for our executive officers, Section 409A of the Code does apply to certain severance arrangements, bonus arrangements and equity awards. We have structured all such arrangements and awards to executive officers in a manner to either avoid or comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient may never realize any value from such awards.
Executive Employment Arrangements
Chaim Indig
On January 25, 2021, we entered into a second amended and restated employment agreement with Chaim Indig, our Chief Executive Officer, which became effective on February 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Indig currently receives a base salary of $515,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $515,000. Mr. Indig remains subject to our standard employment, confidential information and invention assignment agreement.
Thomas Altier
We entered into a second amended and restated employment agreement with Thomas Altier, our former Chief Financial Officer, effective February 1, 2021. The second amended and restated employment agreement provided for at will employment and did not have a specific term. Mr. Altier received a base salary of $375,000 per year, and he was eligible to receive an annual bonus with a target opportunity equal to $260,000. Mr. Altier remained subject to our standard employment, confidential information and invention assignment agreement.
We entered into a third amended and restated employment agreement with Mr. Altier, effective May 1, 2021. Under the new agreement, Mr. Altier serves as the Strategic Advisor to the Chief Executive Officer. The third amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Altier currently receives a base salary of $200,000 per year, and he is not eligible to receive an annual bonus. Mr. Altier remains subject to our standard employment, confidential information and invention assignment agreement.
Allison Hoffman
On January 25, 2021, we entered into an amended and restated employment agreement with Allison Hoffman, our General Counsel and Secretary, which became effective on February 1, 2021. The amended and restated employment agreement provides for at will employment and does not have a specific term. Ms. Hoffman currently receives a base salary of $325,000 per year, and she is eligible to receive an annual bonus with a target opportunity equal to $225,000. Ms. Hoffman remains subject to our standard employment, confidential information and invention assignment agreement.
Evan Roberts
On January 25, 2021, we entered into a second amended and restated employment agreement with Evan Roberts, our Chief Operating Officer, which became effective on February 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Roberts currently receives a base salary of $375,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $260,000. Mr. Roberts remains subject to our standard employment, confidential information and invention assignment agreement.
David Linetsky
On January 25, 2021, we entered into a second amended and restated employment agreement with David Linetsky, our Senior Vice President, Life Sciences, which became effective on February 1, 2021. The second amended and restated employment agreement provides for at will employment and does not have a specific term. Mr. Linetsky currently receives a base salary of $375,000 per year, and he is eligible to receive an annual bonus with a target opportunity equal to $260,000. Mr. Linetsky remains subject to our standard employment, confidential information and invention assignment agreement.

Fiscal 2021 Summary Compensation Table
The following table provides information regarding the total compensation, for services rendered in all capacities, that was earned by our named executive officers during the fiscal year ended January 31, 2021, the fiscal year ended January 31, 2020, and the fiscal year ended January 31, 2019.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation (3)	Total ($)
Chaim Indig, Chief Executive Officer	2021	418,750	(4)	5,499,921	(5)	—	486,625	6,405,296
	2020	345,833		7,588,699		2,463,747	76,165	10,474,444
	2019	300,000		—		—	210,249	510,249
Thomas Altier, Former Chief Financial Officer	2021	320,833	(4)	624,895	(6)	—	257,625	1,203,353
	2020	275,000		2,054,670		109,500	85,949	2,525,119
	2019	275,000		—		—	105,124	380,124
Allison Hoffman, General Counsel & Secretary	2021	142,803		3,649,949	(7)	—	124,218	3,916,970

Evan Roberts, Chief Operating Officer	2021	320,833	(4)	2,499,896	(8)	—	257,625	3,078,354
	2020	275,000		3,154,678		109,500	83,031	3,622,209
	2019	275,000		—		—	105,124	380,124
David Linetsky SVP, Life Sciences	2021	320,833	(4)	2,499,896	(8)	—	257,625	3,078,354

_______________________
(1)    The amounts reported represent the aggregate grant date fair value of the RSUs awarded to our named executive officers during fiscal years ended January 31, 2021, 2020 and 2019 as computed in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the notes to our financial statements included in our Annual Report on Form 10-K for fiscal year ended January 31, 2021 filed with the SEC on March 31, 2021. The amounts reported in this column reflect the accounting cost for the RSUs and do not correspond to the actual economic value that may be received by the named executive officer upon vesting, settlement or sale of any of the underlying shares of our common stock.
(2)    The amounts reported represent the aggregate grant date fair value of the stock options awarded to the named executive officer during the fiscal year ended January 31, 2020, as computed in accordance with FASB ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 filed with the SEC on March 31, 2021. The amounts reported in this column reflect the accounting costs for these stock options and do not correspond to the actual economic value that may be received by the named executive officers upon exercise of the stock options.
(3)    The amounts reported represent the bonuses paid in cash earned by the named executive officer during fiscal years ended January 31, 2021, 2020 and 2019, based upon the achievement of certain individual and Company metrics pursuant to the terms and conditions of our Senior Executive Cash Incentive Bonus Plan.
(4)     Messrs. Indig, Altier, Roberts and Linetsky’s increased base salaries for the fiscal year ended January 31, 2021 did not become effective until March 1, 2020.

(5)    We granted PSUs during fiscal 2021. We estimate the fair value of PSUs as follows: each award vests in zero to two shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three year performance period. The grant date fair value for Mr. Indig included within the Stock Awards column, based on the probability of outcomes of the awards is $1,999,975. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $3,999,950.
(6)    We granted PSUs during fiscal 2021. We estimate the fair value of PSUs as follows: each award vests in zero to two shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The grant date fair value for Mr. Altier included within the Stock Awards column, based on the probability of outcomes of the awards is $174,919. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $349,839.
(7)    We granted PSUs during fiscal 2021. We estimate the fair value of PSUs as follows: each award vests in zero to two shares of common stock based on the TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The grant date fair value for Ms. Hoffman included within the Stock Awards column, based on the probability of outcomes of the awards is $449,999. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $899,997.
(8)    We granted PSUs during fiscal 2021. We estimate the fair value of PSUs as follows: each award vests in zero to two shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The grant date fair value for Mr. Roberts and Mr. Linetsky included within the Stock Awards column, based on the probability of outcomes of the awards is $699,932. The grant date fair value of the awards assuming that the highest level of performance will be achieved would be $1,399,864.

Grants of Plan-Based Awards Table
The following table sets forth certain information with respect to all plan-based awards granted to the named executive officers during fiscal year ended January 31, 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and
Name	Type of Award	Grant Date	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Option Awards ($)
Chaim Indig	PSU (1)	01/15/21	—	—	1,185	23,702	47,404	—	1,999,975
	RSU	01/15/21	—	—	—	—	—	55,590	3,499,946
	Bonus (2)	01/31/21	425,000	637,500	—	—	—	—	—
Thomas Altier	PSU (1)	01/15/21	—	—	104	2,073	4,146	—	174,920
	RSU	01/15/21	—	—	—	—	—	7,147	449,975
	Bonus (2)	01/31/21	225,000	337,500	—	—	—	—	—
Allison Hoffman	RSU (3)	08/24/20	—	—	—	—	—	67,408	1,999,995
	PSU (1)	01/15/21	—	—	267	5,333	10,666	—	449,999
	RSU	01/15/21	—	—	—	—	—	19,059	1,199,955
	Bonus (2)	01/31/21	93,750	140,625	—	—	—	—	—
Evan Roberts	PSU (1)	01/15/21	—	—	415	8,295	16,590	—	699,932
	RSU	01/15/21	—	—	—	—	—	28,589	1,799,963
	Bonus (2)	01/31/21	225,000	337,500	—	—	—	—	—
David Linetsky	PSU (1)	01/15/21	—	—	415	8,295	16,590	—	699,932
	RSU	01/15/21	—	—	—	—	—	28,589	1,799,963
	Bonus (2)	01/31/21	225,000	337,500	—	—	—	—	—

_______________________
(1)On January 15, 2021 the Company granted PSUs. Each award vests in zero to two shares of common stock based on the Company’s TSR, relative to a peer group of companies on the Russell 3000 stock index. The Company estimates the fair value of the PSUs using a Monte Carlo Simulation model which projected TSR for Phreesia and each member of the peer group over the three-year performance period. The lowest payout point represented within the threshold column is 5%, with the maximum being 200%. We recognize the grant-date fair value of stock-based awards issued as compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award.
(2)Per the Senior Executive Cash Incentive Bonus Plan, non-equity incentive plan awards are paid out in cash based on the performance during fiscal year 2021. The payouts of these cash bonuses range from 0%-150% of the target bonus amount, with no minimum amount once exceeding 0%.
(3)Represents Ms. Hoffman’s new hire grant on August 24, 2020.

Option Exercises and Stock Vested Table
The following table presents, for each of the named executive officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSUs and the related value realized during fiscal year ended January 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Chaim Indig	430,000	16,502,147	77,328	4,597,548
Thomas Altier	161,019	5,534,220	11,389	646,094
Allison Hoffman	-	-	-	-
Evan Roberts	105,575	3,678,148	15,619	912,415
David Linetsky	57,602	1,217,083	9,866	550,206
_______________________
(1)Calculated by multiplying the number of shares released by the fair value of such shares on the release date.

Outstanding Equity Awards at Fiscal 2021 Year-End Table

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of January 31, 2021:

		Option Awards(1)				Stock Awards (2)		Equity Incentive Plan Awards
		Number of securities underlying unexercised options				Number of shares or units of stock not vested (#)	Market value of shares or units of stock not vested ($)(3)	Number of unearned shares, units or other rights vested (#)	Market or payout value of unearned shares, units or other rights vested ($)(3)
Name	Grant date	exercisable (#)	un-exercisable (#)	Option exercise price ($)	Option expiration date
Chaim Indig	08/20/13	123,750(4)	—	0.84	08/19/23	—	—	—	—
	12/19/14	139,992(4)	—	2.03	12/18/24	—	—	—	—
	01/31/18	155,770(5)(6)	$56,888	4.71	01/30/28	—	—	—	—
	03/27/19	255,993(7)(8)	$255,994	8.03	03/26/29	—	—	—	—
	03/27/19	—	—	—	—	179,195(8)(9)	11,699,642	—	—
	01/15/20	—	—	—	—	173,076(8)(10)	11,300,132	—	—
	01/15/21	—	—	—	—	55,590(8) (11)	3,629,471	—	—
	01/15/21	—	—	—	—	—	—	23,702(13)	1,547,504
Thomas Altier	04/03/13	100(4)	—	0.84	04/02/23	—	—	—	—
	12/19/14	113,509(4)	—	2.03	12/18/24	—	—	—	—
	01/31/18	17,066(5)(6)	5,689	4.71	01/30/28	—	—	—	—
	03/27/19	11,377(7)(8)	11,378	8.03	03/26/29	—	—	—	—
	03/27/19	—	—	—	—	7,964(8)(9)	519,970	—	—
	01/15/20	—	—	—	—	65,768	4,293,993	—	—
	01/15/21	—	—	—	—	7,147(8)(10)	466,628	—	—
	01/15/21	—	—	—	—	—	—	2,073(13)	135,346
Allison Hoffman	08/24/20	—	—	—	—	67,408(8)(12)	4,401,068	—	—
	01/15/21	—	—	—	—	19,059(8)(11)	1,244,362	—	—
	01/15/21	—	—	—	—	—	—	5,333(13)	348,192
Evan Roberts	08/20/13	118,750(4)	—	0.84	08/19/23	—	—	—	—
	12/19/14	108,330(4)	—	2.03	12/18/24	—	—	—	—
	01/31/18	33,557(5)(6)	11,378	4.71	01/30/28	—	—	—	—
	03/27/19	11,377(7)(8)	11,378	8.03	03/26/29	—	—	—	—
	03/27/19	—	—	—	—	7,964(8)(9)	519,970	—	—
	01/15/20	—	—	—	—	103,846(8)(10)	6,780,105	—	—
	01/15/21	—	—	—	—	28,589(8)(11)	1,866,576	—	—
	01/15/21	—	—	—	—	—	—	8,295(13)	541,581
David Linetsky	08/20/13	22,755(4)	—	0.84	08/19/23	—	—	—	—
	12/19/14	22,755(4)	—	2.03	12/18/24	—	—	—	—
	01/21/16	22,755(4)	—	2.55	01/20/26	—	—	—	—
	01/31/18	17,066(5)(6)	5,689	4.71	01/30/28	—	—	—	—
	08/27/18	16,492	13,511	4.71	08/06/28	—	—	—	—
	03/27/19	5,688(7)(8)	5,689	8.03	03/26/29	—	—	—	—
	03/27/19	—	—	—	—	3,982(8)(9)	259,985	—	—
	01/15/20	—	—	—	—	62,307(8)(10)	4,068,024	—	—
	01/15/21	—	—	—	—	28,589(8)(11)	1,866,576	—	—
	01/15/21	—	—	—	—	—	—	8,295(13)	541,581

_______________________
(1)    Stock options granted prior to 2018 were granted pursuant to our 2006 Stock Option and Grant Plan, as amended. Stock options granted in 2018 through July 2019 were granted pursuant to our 2018 Stock Option and Grant Plan (the "2018 Plan").
(2)    RSUs granted prior to July 2019 were granted pursuant to our 2018 Plan and RSUs granted after July 2019 were granted pursuant to our 2019 Stock Option and Grant Plan.
(3)    This column represents the market value of the shares underlying the RSUs as of January 31, 2021, based on the closing price of our common stock, as reported on the NYSE, of $65.29 per share on January 29, 2021, the last trading day of our fiscal year.
(4)    The shares subject to this stock option are fully vested.
(5)    25% of the shares subject to the stock option vested on January 31, 2019, with the balance vesting in 36 equal monthly installments thereafter, provided that in each case the named executive officer remains continuously employed with us through each applicable vesting date.
(6)    Subject to the named executive officer’s continued service to us through the consummation of a “sale event” (as defined in the 2018 Plan), 50% of the then-unvested shares subject to the stock option shall vest and become exercisable immediately prior to the consummation of such sale event. Additionally, in the event the stock option is assumed or continued by us or a successor entity upon a sale event, and if the named executive officer’s employment is terminated without “cause” or with “good reason” within 12 months of such sale event, 100% of the then-unvested shares subject to the stock option shall vest and become exercisable as of the named executive officer’s termination date.
(7)    The shares subject to the stock option vest in four equal annual installments, which commenced on January 17, 2020, provided that in each case the named executive officer remains continuously employed with us through each applicable vesting date.
(8)    In the event the named executive officer’s employment is terminated without “cause” or with “good reason” within 24 months of a change in control, 100% of the then-unvested shares subject to the award shall vest and, if applicable, become exercisable as of the named executive officer’s termination date.
(9)    10% of the RSUs vested on January 17, 2020, 20% of the RSUs vested on January 17, 2021, 30% of the RSUs shall vest on January 17, 2022 and 40% of the RSUs shall vest on January 17, 2023, subject to the named executive officer remaining continuously employed with us through each applicable vesting date.
(10)    10% of the RSUs vested on January 15, 2021, 20% of the RSUs shall vest on January 15, 2022, 30% of the RSUs shall vest on January 15, 2023 and 40% of the RSUs shall vest on January 15, 2024, subject to the named executive officer remaining continuously employed with us through each applicable vesting date.
(11)    10% of the RSUs shall vest on January 15, 2022, 20% of the RSUs shall vest on January 15, 2023, 30% of the RSUs shall vest on January 15, 2024 and 40% of the RSUs shall vest on January 15, 2025, subject to the named executive officer remaining continuously employed with us through each applicable vesting date.
(12)    10% of the RSUs shall vest on August 24, 2021, 20% of the RSUs shall vest on August 24, 2022, 30% of the RSUs shall vest on August 24, 2023, and 40% of the RSUs shall vest on August 24, 2024, subject to the named executive officer remaining continuously employed with us through each applicable vesting date.
(13)     On January 15, 2021, the Company granted PSUs. Each award shall vest on January 15, 2024, in zero to two shares of common stock based on the Company’s TSR relative to a peer group of companies on the Russell 3000 stock index.

Pension Benefits
Aside from our 401(k) plan, which is described above, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.
 Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.
Executive Change of Control and Severance Benefits
Each of our named executive officers’ employment agreements provides that, in the event the executive’s employment is terminated by us without “cause” (as defined in the agreement) outside of a “change in control” (as defined in the agreement) or if the executive terminates employment for “good reason” (as defined in the agreement), then subject to the execution and effectiveness of a separation agreement and a general release of claims in our favor, the executive is entitled to receive (i) continuation of the executive’s base salary for 12 months (18 months for Mr. Indig) and the executive’s pro-rated bonus for the year of termination based on actual performance, (ii) acceleration of all unvested time-based stock options and stock-based awards (“Time-Based Equity Awards”) that would vest in the 12-month period following the date of termination (18 months for Mr. Indig), and (iii) subject to the executive’s copayment of premium amounts at the applicable active employee’s rate and the executive’s proper election to receive benefits under COBRA, a monthly payment equal to the monthly employer contribution that we would have made to provide health insurance to the executive if the executive had remained employed by us until the earlier of 12 months (18 months for Mr. Indig) following the date of termination, the executive’s eligibility for group medical plan benefits under another employer’s group medical plan, or the executive’s continuation rights under COBRA terminates.
Each of our named executive officers’ employment agreements provides that 50% of each executive’s Time-Based Equity Awards will accelerate and become exercisable upon a Change in Control (as defined in the agreement), and the remaining unvested Time-Based Equity Awards will accelerate and become exercisable on the first anniversary of the Change in Control, subject to the executive’s continued service through such date. In addition, if the executive is terminated within 24 months following a Change in Control, all remaining Time-Based Equity Awards will accelerate and become exercisable upon termination and, in lieu of the severance payments and benefits described in the preceding paragraph, (i) Mr. Indig will be entitled to receive (A) two times the sum of his base salary and target bonus for the then-current year, (B) a prorated target bonus for the year in which termination occurs and (C) subject to his election to receive COBRA benefits and his copayment of premiums amounts at the active employee rate, up to 18 months of COBRA benefits, and (ii) each of Messrs. Altier, Roberts and Linetsky and Ms. Hoffman will be entitled to receive (A) one and one-half times the sum of their respective base salary and target bonus for the then-current year, (B) a prorated target bonus for the year in which termination occurs and (C) subject to election to receive COBRA benefits and copayment of premiums amounts at the active employee rate, up to 18 months of COBRA benefits. The receipt of such payments and benefits are all subject to execution and non-revocation by the executive of a separation agreement and release in a form and manner satisfactory to us.
If any of the payments provided for under the employment arrangements or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, the executive officer would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive officer. We are not required to provide any tax gross-up payments to the executive officer.

Potential Payments Upon Termination or Change of Control
The following table presents information concerning estimated payments and benefits that would be provided pursuant to the arrangements described above for each of our named executive officers serving as of the end of fiscal 2021. The payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of fiscal 2021, January 29, 2021, at a per share value of our common stock of $65.29, which is the closing market price per share on January 29, 2021. Payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimated potential payments and benefits.

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)	Termination without Cause or with Good Reason in Connection with a Change in Control ($)
Chaim Indig	Cash Severance	1,287,500	2,060,000
	Health Benefits	11,634	11,634
	Equity Acceleration(1)	22,027,860	47,078,804
	Total	23,326,994	49,150,438
Thomas Altier	Cash Severance	635,000	952,500
	Health Benefits	6,462	9,694
	Equity Acceleration(1)	1,821,722	6,396,774
	Total	2,463,184	7,358,968
Allison Hoffman	Cash Severance	550,000	825,000
	Health Benefits	100	150
	Equity Acceleration(1)	569,379	5,650,266
	Total	1,119,479	6,475,417
Evan Roberts	Cash Severance	635,000	952,500
	Health Benefits	748	1,122
	Equity Acceleration(1)	2,864,456	10,659,912
	Total	3,500,204	11,613,533
David Linetsky	Cash Severance	635,000	952,500
	Health Benefits	3,713	5,570
	Equity Acceleration(1)	2,196,814	7,827,109
	Total	2,835,527	8,785,179
_______________________

(1)	The value of stock option, RSU, and PSU award vesting acceleration is based on the closing price of $65.29 per share of our common stock as of January 29, 2021, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration. The value of the PSU awards assumes a 100% achievement rate and would depend based on the relative value of the Phreesia stock price and the Russell 3000 at the time of sale.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee of Phreesia, Inc. has reviewed and discussed with management the “Compensation Discussion and Analysis” section included in this proxy statement required by Item 402(b) of Regulation S-K, and based on such review and discussion, the Compensation Committee recommended to our Board of Directors that this “Compensation Discussion and Analysis” section be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS OF
PHREESIA, INC.

Michael Weintraub, Chair
Edward Cahill
Gillian Munson

The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

EQUITY COMPENSATION PLAN INFORMATION

    The following table provides information as of January 31, 2021 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	6,261,877	$1.86	3,112,683(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	6,261,877	$1.86	3,112,683(2)
_______________________
(1)Includes the following plans: our Amended and Restated 2006 Stock Option and Grant Plan, our 2018 Stock Option and Grant Plan, our 2019 Stock Option and Grant Plan and our Employee Stock Purchase Plan (“ESPP”).
(2)Represents the number of securities remaining available for future issuance under the 2019 Stock Option and Grant Plan and the ESPP. The number of shares available for issuance under the 2019 Stock Option and Grant Plan is subject to an annual increase on the first day of each fiscal year equal five percent (5%) of the number of shares of common stock issued and outstanding on the immediately preceding January 31, or such lesser number of shares of common stock as determined by the Administrator (as defined in the 2019 Stock Option and Grant Plan).

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information available to us with respect to the beneficial ownership of our capital stock as of May 19, 2021, for:
1.    each of our named executive officers for fiscal 2021;
2.    each of our directors;
3.    all of our current directors and executive officers as a group; and
4.    each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of percentage ownership of our common stock on 50,489,843 shares of our common stock outstanding on May 19, 2021. We have deemed shares of our capital stock subject to stock options that are currently exercisable or exercisable within 60 days of May 19, 2021 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We have deemed shares of our capital stock subject to restricted stock units, or RSUs, for which the service condition has been satisfied or would be satisfied within 60 days of May 19, 2021 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is
c/o Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
BlackRock, Inc.(1)	5,633,024	11.2%
FMR LLC(2)	6,624,427	13.1%
T. Rowe Price Associates, Inc.(3)	5,402,206	10.7%
Named Executive Officers and Directors:
Chaim Indig(4)	1,416,132	2.8%
Thomas Altier(5)	144,422	*
Allison Hoffman	0	*
Evan Roberts(6)	766,519	1.5%
David Linetsky(7)	114,402	*
Randy Rasmussen	0	*
Michael Weintraub(8)	143,555	*
Edward Cahill(9)	45,878	*
Lainie Goldstein(10)	169	*
Gillian Munson(11)	33,984	*
Cheryl Pegus, M.D., M.P.H(12)	16,775	*
Mark Smith, M.D. (13)	61,710	*
All executive officers and directors as a group (14 persons)(14)	2,846,089	5.6%

_______________________
* Represents less than one percent (1%).
(1)    This information is as of April 30, 2021 and is based solely on a Schedule 13G/A filed by BlackRock, Inc. ("BlackRock") with the SEC on May 7, 2021. BlackRock reported that it has sole dispositive power over all of the shares and sole voting power over 5,442,740 shares. BlackRock further reported that BlackRock Advisors, LLC, a subsidiary of BlackRock, is the beneficial owner of 5% or greater of the outstanding shares being reported. The mailing address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055.
(2)    This information is as of December 31, 2020 and is based solely on a Schedule 13G/A filed by FMR LLC with the SEC on February 8, 2021. Consists of 6,624,427 shares of common stock held by FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The mailing address of FMR LLC is 200 Seaport Blvd. V12E, Boston, Massachusetts 02210.
(3)    This information is as of April 30, 2021 and is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on May 10, 2021. T. Rowe Price Associates, Inc. as a parent holding company or control person, may be deemed to beneficially own the indicated shares and has sole dispositive power over all of the shares and sole voting power over 1,116,809 shares. The mailing address of the T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(4)    Consists of (i) 840,674 shares of common stock and (ii) 575,458 shares of common stock underlying stock options exercisable within 60 days of May 19, 2021.
(5)    Consists of (i) 143,474 shares of common stock and (ii) 948 shares of common stock underlying stock options exercisable within 60 days of May 19, 2021.
(6)    Consists of 514,764 shares of common stock and (ii) 251,755 shares of common stock underlying stock options exercisable within 60 days of May 19, 2021.
(7)    Consists of (i) 45,765 shares of common stock and (ii) 68,637 shares of common stock underlying stock options exercisable within 60 days of May 19, 2021.
(8)    Consists of (i) 21,235 shares of common stock, (ii) 6,110 shares of common stock underlying RSUs that will vest within 60 days of May 19, 2021 and (iii) 116,210 shares of common stock underlying stock options exercisable within 60 days of May 19, 2021.
(9)    Consists of (i) 39,599 shares of common stock and (ii) 6,279 shares of common stock underlying RSUs that will vest within 60 days of May 19, 2021.
(10)    Consists of 169 shares of common stock underlying RSUs that will vest within 60 days of May 19, 2021.
(11)    Consists of (i) 6,110 shares of common stock underlying RSUs that will vest within 60 days of May 19, 2021 and (ii) 27,874 shares of common stock underlying stock options exercisable within 60 days of May 19, 2021.

(12)    Consists of (i) 9,665 shares of common stock underlying RSUs that will vest within 60 days of May 19, 2021 and (ii) 7,110 shares of common stock underlying stock options exercisable within 60 days of May 19, 2021.
(13)    Consists of (i) 6,110 shares of common stock underlying RSUs that will vest within 60 days of May 19, 2021 and (ii) 55,600 shares of common stock underlying stock options exercisable within 60 days of May 19, 2021.
(14)    Consists of (i) 1,630,089 shares of common stock, (ii) 34,443 shares of common stock underlying RSUs that will vest within 60 days of May 19, 2021 and (iii) 1,181,548 shares of common stock underlying stock options exercisable within 60 days of May 19, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled "Executive Compensation" and “Non-Employee Director Compensation” the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction in which:
1.    we have been or are to be a participant;
2.    the amount involved exceeded or exceeds $120,000; and
3.    any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Employment agreements
We have entered into employment agreements with our named executive officers. For more information regarding the agreements with our named executive officers, see “Executive Compensation—Executive Employment Arrangements.”
Board chair agreement
We entered into a Board Chairman Agreement with Michael Weintraub, the chair of our board of directors. Pursuant to the agreement, Mr. Weintraub agreed to perform advisory and related services to and for us in his capacity as chair. The effective date of the Board Chairman Agreement is March 12, 2018. Mr. Weintraub’s services commenced as of the effective date. See the section titled “Non-Employee Director Compensation” for information regarding compensation paid to Mr. Weintraub pursuant to the Board Chairman Agreement.
Director and executive officer compensation
See the sections titled “Executive Compensation” and “Non-Employee Director Compensation” for information regarding compensation of our directors and named executive officers.
Indemnification of Officers and Directors
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our Company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our second amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our second amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our second amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, second amended and restated bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Party Transactions
Our audit committee charter provides that our audit committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for fiscal 2021, all required reports were filed on a timely basis under Section 16(a), with the exception of the following:
1.A late Form 4 report was filed for Michael Weintraub on February 14, 2020 to report the exercise of 10,680 shares of common stock underlying a stock option and the subsequent sale of such shares, each of which occurred on February 10, 2020.
2.A late Form 4 report was filed for Michael Davidoff on June 15, 2020 to report the exercise of 1,404 shares of common stock underlying a stock option and the subsequent sale of such shares, each of which occurred on April 1, 2020.
3.A late Form 4 report was filed for Edward Cahill on July 10, 2020 to report pro-rata distributions, and not purchases or sales, without additional consideration by HLM Venture Partners II, L.P. and HLM Venture Associates II, L.L.C. of 688,486 shares of common stock, which occurred on June 15, 2020.
4.A late Form 4 report was filed for Cheryl Pegus on July 21, 2020 to report a grant of 6,110 shares of common stock, which occurred on July 8, 2020.
5.A late Form 4 report was filed for Edward Cahill on July 21, 2020 to report a grant of 6,110 shares of common stock, which occurred on July 8, 2020.
6.A late Form 4 report was filed for Gillian Munson on July 21, 2020 to report a grant of 6,110 shares of common stock, which occurred on July 8, 2020.
7.A late Form 4 report was filed for Mark Smith on July 21, 2020 to report a grant of 6,110 shares of common stock, which occurred on July 8, 2020.
8.A late Form 4 report was filed for Michael Weintraub on July 21, 2020 to report a grant of 6,110 shares of common stock, which occurred on July 8, 2020.
9.A late Form 4 report was filed for Charles Kallenbach on August 20, 2020 to report the exercise and sale of 2,500 shares of common stock, which occurred on August 17, 2020.
10.A late Form 4 report was filed for Thomas Altier on September 23, 2020 to report the exercise of 45,510 shares of common stock underlying a stock option, which occurred on February 14, 2020.
Stockholders Sharing the Same Address
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if such stockholder receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to

Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601 or by emailing a request to proxy@phreesia.com. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Phreesia, Inc. at the address above or by emailing a request to proxy@phreesia.com.
2021 Annual Report and SEC Filings
Our financial statements for the fiscal year ended January 31, 2021 are included in our 2021 Annual Report on Form 10-K (the "2021 Annual Report"), which we will make available to stockholders at the same time as this Proxy Statement. Our 2021 Annual Report and this Proxy Statement are posted on our website at ir.phreesia.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Phreesia, Inc., 434 Fayetteville Street, Suite 1400, Raleigh, NC 27601.
*   *   *
Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

THE BOARD OF DIRECTORS
Raleigh, NC
May 25, 2021

D50601-P56803

PHREESIA, INC.
Annual Meeting of Stockholders
July 8, 2021 9:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Allison Hoffman and Randy Rasmussen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PHREESIA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") to be held virtually at www.virtualshareholdermeeting.com/PHR2021 on July 8, 2021 at 9:00 AM Eastern Time, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations (i) "FOR" the election of each of the nominees for director, (ii) "FOR" the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022, (iii) "FOR" the approval, on a non-binding, advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement, (iv) "ONE YEAR" as the preferred frequency for future stockholder votes on the compensation of our named executive officers, and (v) in the discretion of the proxies, upon any other matters as may properly come before the Annual Meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side